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                                                                    EXHIBIT 99.1

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(ARLINGTON HOSPITALITY, INC. LOGO)  ARLINGTON HOSPITALITY, INC.
                                    2355 South Arlington Heights Road o Suite 400 o Arlington Heights, IL 60005
                                    847-228-5400 Fax: 847-228-5409 www.arlingtonhospitality.com
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For Immediate Release
CONTACT:                                              MEDIA CONTACT:
James B. Dale, Chief Financial Officer                Jerry Daly or Carol McCune
847-228-5401 x 361                                    703-435-6293
jimdale@arlingtonhospitality.com                      jerry@dalygray.com



   ARLINGTON HOSPITALITY, INC. ANNOUNCES HOTEL SALE AND NEW HOTEL DEVELOPMENT
          UPDATE; SEEKS TRANSFER OF LISTING TO NASDAQ SMALLCAP MARKET



         ARLINGTON HEIGHTS, Ill., January 20, 2005--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced a hotel sales and new hotel developments update. In addition, Arlington announced it has applied to transfer the listing of its common stock from the Nasdaq National Market to the Nasdaq SmallCap Market.

SALES ACTIVITY

         During 2004, the company divested 15 hotels. The company has sold nine wholly owned AmeriHost Inn hotels, sold two wholly owned non-AmeriHost Inn hotels, facilitated the sale of one non-AmeriHost Inn hotel owned by a joint venture, facilitated the sale of two leased AmeriHost Inn hotels on behalf of PMC, the landlord, and sold its ownership interest in a non-AmeriHost Inn joint venture.


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Arlington Hospitality
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         The company currently has seven hotels under contract for sale, including three leased hotels, which are expected to be consummated within the next six months. When the company has hotels under contract for sale, even with nonrefundable cash deposits in certain cases, certain conditions to closing remain, and there can be no assurance that these sales will be consummated as anticipated.

HOTEL DEVELOPMENT ACTIVITY

         The company continues its construction of an AmeriHost Inn & Suites hotel in Lansing, Mich. for a joint venture in which it is a partner. In addition, the company expects to close on the debt and equity financing for an 87-room AmeriHost Inn & Suites at the Columbus, Ohio airport in the near future, pending final entitlements and site work required by the seller, at which time Arlington will commence construction.

         The company has several other projects in the pre-construction development stage. The sales and development activities set forth above do not represent guidance on, or forecasts of, the results of the company's entire consolidated operations, which are reported on a quarterly basis.

         For more information regarding Arlington's hotels for sale and development opportunities either on a joint venture or turnkey basis, contact Stephen Miller, Interim Chief Executive Officer and Senior Vice President - Real Estate and Business Development via email at stevem@arlingtonhospitality.com, or by telephone at (847) 228-5401, ext. 312.

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Arlington Hospitality
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APPLICATION TO MOVE ARLINGTON LISTING TO NASDAQ SMALLCAP MARKET

         As of September 30, 2004 the company's stockholders' equity was $9,969,586, which is $30,414 less than the $10.0 million minimum stockholders' equity threshold for continued listing on Nasdaq's National Market. Although the company believes that the execution of its business plan for growth will eventually result in an increase in stockholders' equity to satisfy the National Market minimum, on January 13, 2005, Nasdaq denied Arlington's request for continued listing of its shares on the National Market. As a result, Arlington has applied to transfer the listing of its common stock from the Nasdaq National Market to the Nasdaq SmallCap Market. Arlington believes it satisfies all the requirements for listing on the Nasdaq SmallCap Market, including that market's lower minimum stockholders' equity threshold, and that its application will be approved. However, there can be no assurance that the company's SmallCap Market listing application will be approved as anticipated. While Nasdaq is reviewing Arlington's SmallCap Market listing application, Arlington's common stock will continue to be listed on the National Market.

         Kenneth M. Fell, Chairman of the board of directors of Arlington, commented, "We have made substantial progress in our strategic and transitional plan. The primary factor for the decline in stockholders' equity was an aggressive plan to sell 25 - 30 hotel properties over a two-year period to enable the company to grow its hotel development activities. Under Generally Accepted Accounting Principles, the formal hotel disposition plan required the immediate writedown (before the sale) of any hotels having an anticipated sale value below book value, while prohibiting recognition of gains (until sale) on the other hotels in the plan." Fell added,

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Arlington Hospitality
Page 4

"Although we cannot currently maintain our Nasdaq National Market listing, the SmallCap Market provides services and accessibility very similar to the National Market and will be more than adequate to meet the needs of the company, as well as our current and future shareholders."

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 107-property mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 50 properties in 15 states, including 47 AmeriHost Inn hotels, for a total of 3,612 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003, reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004,and September 30, 2004 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors."



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